Hub Group, Inc.
                             377 E. Butterfield Road
                                    Suite 700
                             Lombard, Illinois 60148



March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

In accordance with requirements of the Securities and Exchange Commission (the "SEC"), Hub Group, Inc. ("Hub Group") hereby represents to the SEC that Arthur Andersen, LLP ("Andersen") has represented to Hub Group that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Yours sincerely,

/s/ David C. Zeilstra

David C. Zeilstra
Vice President, Secretary and General Counsel
Hub Group, Inc.